Exhibit 10.1

February 27, 2017

Christopher Jarvis

3832 Kendall Drive

Frederick, MD 21704

Dear Christopher:

As CEO of Foothills Exploration, Inc. (the “Company”) and acknowledging your constructive role in developing our young and dynamic company, we would like to have the benefit of your services on full-time basis and accordingly I am pleased to extend the following offer of employment for your review and consideration.

Position/Title:	Executive Vice President of Finance for the Company and Vice President of Risk Management of Foothills Petroleum, Inc. (“FPI”), a wholly-owned subsidiary of the Company, reporting to the Board of Directors (the “Board”) of the Company or such other person or persons as may be designated by the Board. We anticipate that as part of your responsibilities you will continue your duties as a director of the Company and will devote your full-time efforts and attention to the affairs of the Company and its subsidiaries.

Employment Term:	24 months

Salary:	Starting annual salary of $240,000.00 payable twice monthly in accordance with the Company’s general employment practices with annual increases of 3% per annum. As a full time executive of the Company, the Executive Director Agreement between you and the Company shall terminate and you will retain the Restricted Stock granted to you thereunder (subject to the vesting terms by which those shares were granted to you) but will no longer receive a separate director’s fee as provided pursuant to Section 3(b) of that Agreement.

Signing Bonus:	Signing bonus of $10,000.00, payable on the effective employment date

Car / Cell Phone Allowance:	Monthly car allowance of $800.00 per month and monthly cell phone allowance of $100.00 per month after the Company’s total net daily oil and gas production has reached a minimum of seven hundred fifty (750) barrels of oil equivalent per day (“BOEPD”) for at least ninety (90) consecutive days, including production from all wholly-owned subsidiaries and portion of production which may be beneficially allocated to the Company from sister companies in which the Company owns at least fifty percent (50%) in interest.

Benefits:	Executive shall be entitled to the following benefits after completion of the initial ninety (90) day Probationary Period:

•	Two (2) weeks’ vacation, which is based on an accrual basis. During the 90-day Probationary Period, Executive will not earn vacation benefits;

•	Paid sick time – not to exceed five (5) days per year;

•	Six (6) paid holidays per calendar year;

•	Group health insurance for Executive with employer contributions paid;

Bonuses:	Bonuses as may be appropriate for milestones and other targeted company objectives that are met, at discretion of the Board. Executive’s bonus package to be defined and delineated during the 90-day probationary period by the Board. Should a material transaction or other favorable event occur during the 90-day probationary period, in which your services in particular have added value and which in sole good faith determination of the Board merits additional compensation, then the Board may in its sole discretion consider whether additional bonus compensation should be paid to Executive.

Stock Options:	Stock options for 400,000 shares of the Company’s common stock having a 5-year term, vesting quarterly over the term of employment commencing with the first quarter following the 90-day probationary period but subject to no exercise for 12 months and subject further to all unvested options being accelerated upon any change of control event as will be defined in an employment agreement to be executed by the parties that will set forth all principal terms and conditions (“Employment Agreement”). The strike price for the options shall be 110% of the closing bid price on the date that employment commences.

We recognize that you have other business interests in and outside the oil and gas industry which may need to be resolved during the probationary period to the satisfaction of the Company. This offer is subject both to (i) approval of the Board within five business days of acceptance and to (ii) execution of the Employment Agreement.

Sincerely yours,

B.P. Allaire

CEO

Agreed to and accepted this ____ day of February, 2017:

By: Christopher Jarvis